Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES FOURTH QUARTER

AND FULL YEAR 2023 FINANCIAL AND OPERATING RESULTS

VAALCO Reports Record Financial Results and Shareholder Returns Following Year of Expansion

HOUSTON – March 13, 2024 - VAALCO Energy, Inc. (NYSE: EGY, LSE: EGY) ("VAALCO" or the "Company") today reported operational and financial results for the fourth quarter and full year of 2023. The Company also provided 2024 operational and financial guidance for the first quarter and full year of 2024.

2023 Full Year Highlights:

●	Reported full year ("FY") 2023 net income of $60.4 million ($0.56 per diluted share) and net cash from operating activities of $223.6 million;
●	Generated record Adjusted EBITDAX(1) of $280.4 million and $119.7 million of Free Cash Flow (“FCF”)(1) in FY 2023;
●	Returned $50.3 million or 42% of FCF to shareholders in 2023 through dividends and buybacks;
●	Raised production in 2023 by 83% year-over-year to 18,710 net revenue interest (“NRI”)(2) barrels of oil equivalent per day (“BOEPD”), at the higher end of the Company's increased guidance;
● FY 2023 working interest (“WI”)(3) production of 23,946 BOEPD was at the top of the increased guidance range;
●	Increased year-end 2023 SEC proved reserves by 3% to 28.6 million barrels of oil equivalent (“MMBOE”);

●	Integrated a major acquisition and invested over $70 million in a capital program focused on Egypt and Canada; and
●	Increased cash at December 31, 2023 to $121 million, all while remaining bank debt free.

Fourth Quarter 2023 Highlights:

●	Reported Q4 2023 net income of $44.0 million ($0.41 per diluted share);
●	Generated record Adjusted EBITDAX(1) of $95.9 million;
●	Produced 18,065 NRI BOEPD (23,330 WI BOEPD); and
●	Sold 21,674 BOEPD in Q4 2023, at the high end of guidance.

2024 Key Items and Outlook:

●	Announced accretive all cash acquisition with sales and purchase agreement ("SPA") to acquire Svenska Petroleum Exploration AB ("Svenska");
● Currently producing approximately 4,500 BOEPD (99% oil);
● Includes estimated 1P WI CPR reserves[4] as of October 1, 2023, of 13.0 MMBOE (99% oil) and total 2P WI CPR[4] reserves at October 1, 2023, of 21.7 million MMBOE (97% oil);
●	Planning a 2024 capital budget of $70 to $90 million; and
●	Target to return over $25 million of FCF to shareholders.

(1)

Adjusted EBITDAX, Adjusted Net Income, Adjusted Working Capital and Free Cash Flow are Non-GAAP financial measures and are described and reconciled to the closest GAAP measure in the attached table under “Non-GAAP Financial Measures.”

(2)	All NRI production rates are VAALCO's working interest volumes less royalty volumes, where applicable
(3)	All WI production rates and volumes are VAALCO’s working interest volumes, where applicable
(4)

A BOE conversion ratio of six thousand cubic feet of natural gas to one barrel of oil equivalent (6 MCF: 1Bbl) is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. Reserves estimates were prepared in accordance with the definitions and guidelines set forth in the 2018 Petroleum Resources Management Systems approved by the Society of Petroleum Engineers.

George Maxwell, VAALCO’s Chief Executive Officer commented, “In 2023, we delivered record financial results, successfully integrated a major acquisition and continued to return a meaningful amount of value to our shareholders through dividends and share buybacks. Sales and production volumes nearly doubled, we grew our cash position at year-end by nearly $84 million and we generated record Adjusted EBITDAX of $280 million. This allowed us to fully fund, with cash on hand, the return of over $50 million to shareholders through our dividend and buyback programs and over $70 million in a capital program focused on Egypt and Canada, all while remaining bank debt free which demonstrates the strong financial position of the Company today.  Our 2023 proved reserves saw 3% growth year-over-year, despite a year of record production across our asset portfolio and significant decreases in SEC pricing. We were able to more than replace our 2023 production through strong positive revisions that more than offset production and reserve reductions due to lower SEC pricing.”

“In early 2024, we announced our intent to utilize a portion of this strong cash position to add to our diversified portfolio of high performing assets in line with our strategic vision. With our all-cash deal to buy Svenska, which provides us with a new country entry and strong production and reserves from a proven producing asset as well as a significant organic upside opportunity, we are enhancing VAALCO's ability to generate sustainable cash flow and continue to return cash to our shareholders for many years to come. The acquisition is expected to close in Q2 2024 and is highly accretive on key metrics to our shareholder base and provides another strong asset to support future growth."

“Our ability to execute on our strategic vision has led to unprecedented growth in production, reserves and cash flow, all while extending our runway for future opportunities. We are in the strongest position in VAALCO’s history and are entering 2024 with more reserves, production and future potential. We are adding to that position through the Svenska acquisition, and we remain focused on prioritizing our organic and inorganic growth opportunities as we continue to build a balanced business of scale that is capable of maximizing value for our shareholders. We are excited about the future and believe that 2024 could be another record-breaking year for VAALCO.”

Operational Update

Egypt

In Egypt, VAALCO continued to use the EDC-64 rig in the Eastern Desert drilling campaign. The Company continued drilling the EA-55 development well in the fourth quarter which was the last well of the 2023 campaign. Through operational efficiencies, VAALCO drilled an average of two wells per month with the EDC-64 rig, nearly twice as fast as in 2022 and, VAALCO drilled 18 wells in 2023, while also completing the Arta-77Hz well at the beginning of 2023. The 2023 firm and contingent work program was drilled faster and cheaper compared to budget, adding to its economic returns.

A summary of the Egyptian drilling campaign's impact during 2023 is presented below:

VAALCO Egypt 2023 Wells
Well	Spud date	Net Pay (ft)	Penetrated Pay Zones	Completion Zone	Perforation Interval (ft)	IP-30 Rate (BOPD)
EastArta-53	1/15/2023	14.8	Redbed	Redbed	Hydraulic Frac	35
K-81	2/2/2023	68.9	Asl-D and E	Asl-E	13.1	255
K-79	2/21/2023	190	Asl-A, B, D, E and F	Asl-B1 and B2	59	150
Arta-80	3/10/2023	33	Redbed	Redbed	32	440
Arta-81	3/21/2023	28.5	Redbed	Redbed	26	340
HE-4	4/2/2023	27.9	Asl-B1 and B2	Asl-B2	13.1	440
HE-5 Injector	4/16/2023	4.9	Asl-B2	Asl-B2	9.8	NA
HE-3	5/10/2023	9.2	Asl-B1 and B2	Asl-B2	16.4	235
Arta-82	5/25/2023	42	Redbed	Redbed	28	150
Arta-84	6/6/2023	34	Nukhul	Nukhul	Hydraulic Frac	68
NWG-5C1	6/16/2023	none	Nukhul	Temporarily Abandoned	none	none
K-80	6/30/2023	141.4	Asl-A, B, D and E	Asl-E	16.4	144
K-84	7/16/2023	98.8	Asl-D, E, F and G	Asl-G2	19.7	125
K-85	7/31/2023	63.3	Asl-D, E, F and G	Asl-E	9.8	82
M-24	8/14/2023	70.2	Asl-A, B and D	Asl-D	9.8	134
Arta-91	9/1/2023	40	Nukhul and Redbed	Redbed	20	150
EA-54	9/12/2023	none	Nukhul, Thebes and Redbed	Plugged & Abandoned	none	none
EA-55	10/4/2023	42	Redbed	Redbed	Hydraulic Frac	Pending Frac

Canada

VAALCO drilled and completed two wells in the first quarter of 2023, consisting of a 1.5-mile lateral and a 3-mile lateral, which were also required for land retention purposes. Both wells were drilled and completed safely and cost effectively without incident. The wells were tied in and equipped in April and early May with overall cycle times that were significantly less than historical cycle times.  The wells began flowing in May and naturally flowed through June. In early July, the pump and rods were run on both wells. The production rates from both wells exceeded expectations, and the Company is monitoring their long-term performance while evaluating future drilling campaigns, with the intent of moving exclusively to 2.5 mile and 3-mile laterals to improve economics. This resulted in record production levels reported for Canada in 2023.

A summary of the Canada drilling campaign's impact during 2023 is presented below:

VAALCO Canada 2023 Wells
Well	Spud date	Net Pay (ft)	Penetrated Pay Zones	Completion Zone	Perforation Interval (ft)	IP-30 Rate (BOPD)
100/12-12	1/28/2023	14,430	Upper Bioturbated Cardium	118 Stg x 15T Hydraulic Fracture Treatment	n/a	444 BOPD ; 500 BOEPD
102/16-30	2/22/2023	7,870	Upper Bioturbated Cardium	55 Stg x 15T Hydraulic Fracture Treatment	n/a	374 BOPD ; 426 BOEPD

Gabon

VAALCO completed its 2021/2022 drilling campaign in the fourth quarter of 2022. The Company is currently evaluating locations and planning for its next drilling campaign. Gabon production performance in the year ended December 31, 2023 has been strong and ahead of plan driven by improved operational uptime at Etame. The cost savings from the new Floating, Storage and Offloading vessel ("FSO") have been captured, as planned, but are being offset by increased marine costs as a consequence of inflationary (marine vessel supply rates, transportation, and contractors) and industry supply chain pressures as well as higher diesel costs due to the feed gas line being suspended due to a leak. The gas line was successfully fixed in October 2023 and the FSO is now utilizing gas rather than diesel.

Year-End 2023 Reserves

VAALCO’s SEC proved reserves at December 31, 2023 increased by 3% to 28.6 MMBOE from 27.9 MMBOE at year-end 2022. Year-end 2023 reserves included 22.5 MMBOE in proved developed reserves and 6.2 MMBOE in proved undeveloped reserves. The Company’s SEC reserves were engineered by its third-party independent reserve consultant, Netherland, Sewell & Associates, Inc., (“NSAI”) who has provided annual independent estimates of VAALCO’s year-end SEC reserves for over 15 years and evaluates VAALCO's Gabonese and Egyptian reserves, and GLJ Ltd. ("GLJ"), who evaluates VAALCO's Canadian reserves. In 2023, the Company added 5.6 MMBOE due to positive revisions and 1.9 MMBOE of SEC proved reserves through extensions and additions, primarily in Canada with additional PUD locations. These additions were partially offset by 6.8 MMBOE of full year 2023 production. VAALCO had a reserve replacement ratio of 110% compared to the 6.8 MMBOE of production in 2023.

The standardized measure of VAALCO’s SEC proved reserves, utilizing SEC pricing decreased to $341.9 million at December 31, 2023 from $624.5 million at December 31, 2022. This was primarily driven by a decrease in year over year SEC prices which was utilized for the calculation and can be found in the Company’s Annual Report on Form 10-K disclosure, which is expected to be filed with the SEC by March 15, 2024.

MMBoe
Proved SEC Reserves at December 31, 2022	27.9
2023 Production	(6.8)
Revisions of Previous Estimates	5.6
Extensions and Additions	1.9
Proved SEC Reserves at December 31, 2023	28.6

At year-end 2023, NSAI provided the 2P WI CPR estimates of proven and probable reserves which were prepared in accordance with the definitions and guidelines set forth in the 2018 Petroleum Resources Management Systems approved by the Society of Petroleum Engineers as of December 31, 2023 using VAALCO’s management assumptions for future commodity pricing and costs shown below under “Supplemental Non-GAAP Financial Measures - 2P WI CPR Reserves”. The 2P WI CPR reserves attributable to VAALCO’s ownership are reported on a WI basis prior to deductions for government royalties. Management's year-end 2023 2P WI CPR estimate of reserves is 77.3 MMBOE to VAALCO’s WI, an increase of 1% from 76.4 MMBO at December 31, 2022. The present value discounted at 10% ("PV-10") of VAALCO’s 2P WI CPR reserves at year-end 2023, utilizing management timing assumptions and escalated pricing and cost assumptions, is $630.9 million, down 34% from $814.8 million at December 31, 2022.  The PV-10 decrease is driven primarily by pricing and cost inflation.

See “Supplemental Non-GAAP Financial Measures” below concerning 2P WI CPR reserves and 2P PV-10.

Financial Update –Fourth Quarter of 2023

Reported net income of $44.0 million ($0.41 per diluted share) for the fourth quarter of 2023 which was up significantly compared with net income of $6.1 million ($0.06 per diluted share) in the third quarter of 2023 and $17.8 million ($0.17 per diluted share) in the fourth quarter of 2022. The increase in earnings compared to the third quarter of 2023 is mainly due to increased sales revenue due to increased volumes and improved realized pricing due to geographic sales mix, lower credit losses due to reversal of credit loss allowances on the settlement of debts in Gabon and decreased depreciation, depletion and amortization (“DD&A”) expense partially offset by higher income tax expense on the increased operating profit.  Similarly, the increase in earnings compared to the fourth quarter of 2022 is primarily due to higher sales revenue due to increased volumes, lower credit losses due to reversal of credit loss allowances and decreased DD&A expense partially offset by higher income tax expense.

Adjusted EBITDAX totaled $95.9 million in the fourth quarter of 2023, a 34% increase from $71.4 million in the third quarter of 2023, primarily due to higher revenues driven by higher sales and improved realized commodity pricing.  The increase in fourth quarter 2023 Adjusted EBITDAX to $95.9 million compared with $49.8 million generated in the same period in 2022, is primarily due to increased revenue as a result of the TransGlobe transaction and lower credit losses due to reversal of a credit loss allowance.

Quarterly Summary - Sales and Net Revenue
$ in thousands	Three Months Ended December 31, 2023				Three Months Ended September 31, 2023
	Gabon	Egypt	Canada	Total	Gabon	Egypt	Canada	Total
Oil Sales	$100,398	$79,043	$5,476	$184,917	$64,100	$88,748	$7,832	$160,680
NGL Sales	—	—	$2,019	$2,019	—	—	$2,073	$2,073
Gas Sales	—	—	$818	$818	—	—	$988	$988
Gross Sales	$100,398	$79,043	$8,313	$187,754	$64,100	$88,748	$10,893	$163,741

Selling Costs & carried interest	$1,711	$0	—	$1,711	$1,378	$(497)	—	$881
Royalties & taxes	$(13,699)	$(24,393)	$(1,517)	$(39,609)	$(8,203)	$(37,944)	$(2,206)	$(48,353)

Net Revenue	$88,410	$54,650	$6,796	$149,856	$57,275	$50,307	$8,687	$116,269

Oil Sales MMB (working interest)	1,165	1,023	77	2,265	764	1,282	101	2,146
Average Oil Price Received	$86.18	$77.24	$71.57	$81.65	$83.92	$69.24	$77.89	$74.87
% Change Q4 2023 vs. Q3 2023				9%
Average Brent Price	—	—	—	$84.01	—	—	—	$86.65
% Change Q4 2023 vs. Q3 2023				-3%

Gas Sales MMCF (working interest)	—	—	471	471	—	—	470	470
Average Gas Price Received	—	—	1.74	$1.74	—	—	$2.10	$2.10
% Change Q4 2023 vs. Q3 2023				-17%
Average Aeco Price ($USD)	—	—	2	$1.86	—	—	2	$1.89
% Change Q4 2023 vs. Q3 2023				-2%

NGL Sales MMB (working interest)	—	—	80	80	—	—	82	82
Average Liquids Price Received	—	—	$25.09	$25.09	—	—	$25.27	$25.27
% Change Q4 2023 vs. Q3 2023				-1%

Revenue and Sales	Q4 2023	Q4 2022	% Change Q4 2023 vs. Q4 2022	Q3 2023	% Change Q4 2023 vs. Q3 2023
Production (NRI BOEPD)	18,065	14,390	26%	18,844	(4)%
Sales (NRI BOE)	1,994,000	1,371,000	45%	1,812,000	10%
Realized commodity price ($/BOE)	$73.96	$70.43	5%	$63.41	17%
Commodity (Per BOE including realized commodity derivatives)	$73.89	$70.24	5%	$63.38	17%
Total commodity sales ($MM)	$149.2	$96.6	54%	$116.3	28%

VAALCO had a net revenue increase of $32.9 million or 28% as the total NRI sales volumes of 1,994,000 BOE was higher than Q3 2023 and rose 45% compared to 1,371,000 BOE for Q4 2022. Q4 2023 sales were at the top end of VAALCO's guidance.

Q4 2023 realized pricing (net of royalties) was up 17% compared to Q3 2023 and up 5% compared to Q4 2022.

Costs and Expenses	Q4 2023	Q4 2022	% Change Q4 2023 vs. Q4 2022	Q3 2023	% Change Q4 2023 vs. Q3 2023
Production expense, excluding offshore workovers and stock comp ($MM)	$46.3	$40.8	14%	$39.9	16%
Production expense, excluding offshore workovers ($/BOE)	$23.27	$29.80	(22)%	$22.07	5%
Offshore workover expense ($MM)	$0.0	$4.7	(100.0)%	$(0.0)	—%
Depreciation, depletion and amortization ($MM)	$20.3	$26.3	(23)%	$32.5	(38)%
Depreciation, depletion and amortization ($/BOE)	$10.2	$19.20	(47)%	$17.96	(43)%
General and administrative expense, excluding stock-based compensation ($MM)	$6.1	$(0.3)	(2,119)%	$5.2	17%
General and administrative expense, excluding stock-based compensation ($/BOE)	$3.0	$(0.20)	(1,619)%	$2.86	6%
Stock-based compensation expense ($MM)	$0.9	$(0.1)	(1,000.0)%	$1.0	(10)%
Current income tax expense (benefit) ($MM)	$14.3	$1.7	741%	$2.1	581%
Deferred income tax expense (benefit) ($MM)	$(2.6)	$5.3	(149)%	$(2.6)	-%

Total production expense (excluding offshore workovers and stock compensation) of $46.3million in Q4 2023 was higher compared to Q3 2023 and the same period in 2022. The increase in Q4 2023 expense compared to Q3 2023 was driven primarily by higher costs related to higher sales volumes. The increase in Q4 2023 compared to the Q4 2022 was primarily driven by increased expense associated with higher sales and costs associated with the TransGlobe combination as well as higher costs associated with boats, diesel and other direct operating costs. VAALCO has seen inflationary and industry supply chain pressure on personnel and contractor costs.

There was no offshore workover expense in Q4 2023 or Q3 2023. There was a 100% decrease in offshore workover expense in Q4 2023 compared to Q4 2022.

Q4 2023 production expense per BOE, excluding offshore workover costs, remained low at $23.27 per BOE which was 5% higher than Q3 2023 and down 22% compared to Q4 2022 due to higher sales, lower costs in Etame associated with the FSO conversion and lower per BOE costs from the Egyptian and Canadian assets.

DD&A expense for the Q4 2023, was $20.3 million which was lower than $32.5 million in Q3 2023 and lower than $26.3 million in Q4 2022. The decrease in Q4 2023 DD&A expense, compared to Q3 2023 and to Q4 2022 is due to year-end depletion adjustments, primarily in Egypt, that were made in Q4 upon the completion of the 2023 competent persons report.

Q4 2023 included a $0.7 million expense related to an appraisal well in Egypt that was abandoned during Q4 2023 and subsequently expensed to Exploration Expense.

General and administrative (“G&A”) expense, excluding stock-based compensation, increased to $6.1 million in Q4 2023 from $5.2 million in Q3 2023 and a negative $0.3 million in Q4 2022. The increase in general and administrative expenses is primarily due to higher professional service fees, salaries and wages, and accounting and legal fees. The Company incurred one-time reorganization costs in 2023 as it integrated the TransGlobe assets and eliminated duplicate administrative costs. Q4 2023 G&A was within the Company’s guidance. The Company has made meaningful reductions to absolute G&A costs when compared with the combined TransGlobe and VAALCO combined G&A costs for 2022.

Non-cash stock-based compensation expense was $0.9 million for Q4 2023 compared to Q3 2023 of $1.0 million and Q4 2022 of negative $0.1 million.

Other income (expense), net, was an expense of $0.8 million for Q4 2023, compared to an income of $2.5 million during Q4 2022 and an income of $0.2 million for Q3 2023. Other income (expense), net, normally consists of foreign currency gains and losses. For Q4 2022, included in other (expense) income was a $10.8 million bargain purchase gain on the TransGlobe acquisition offset by $7.0 million of transaction costs associated with the business combination with TransGlobe. For the full year ended December 31, 2022, acquisition transaction costs were $14.6 million.

Q4 2023 income tax expense was an expense of $37.6 million and is comprised of current tax expense of $41.1 million and deferred tax benefit of $3.5 million. Q3 2023 income tax expense was an expense of $25.8 million. This was comprised of $26.8 million of current tax expense and a deferred tax benefit of $0.9 million. Q4 2022 income tax expense was an expense of $7.0 million. This was comprised of $5.3 million of deferred tax expense and a current tax expense of $1.7 million.  For all periods, VAALCO’s overall effective tax rate was impacted by non-deductible items associated with derivative losses and corporate expenses. Foreign income taxes for Gabon are settled by the government taking their oil in-kind.

Financial Update – Full Year 2023

The Company reported net income for the twelve months ended December 31, 2023 of $60.4 million, which compares to $51.9 million for the same period of 2022.  The increase in net income for the twelve months ended December 31, 2023 compared to the same period in 2022 was primarily due to increased sales volumes partially offset by higher production costs, higher DD&A and lower oil prices.

Both production and sales volumes for full year 2023 were up 83% to 6.8 MMBOE compared to 3.7 MMBOE production for the prior year.  The increase was driven by production from the TransGlobe assets, as well as new wells from the 2021/2022 drilling campaign in Gabon. Crude oil sales are a function of the number and size of crude oil liftings in each quarter and do not always coincide with volumes produced in any given period.

The average realized crude oil price for the twelve months of 2023 was $65.83 per barrel, representing a decrease of 30% from $94.77 realized in the twelve months of 2022.  This decrease in crude oil price reflects the softening in commodity pricing over the past year, as well as the incorporation of the TransGlobe assets which include Canadian and Egyptian crude, natural gas, and NGLs that have lower realized pricing than Gabon.

Year to Date Summary - Sales and Net Revenue
$ in thousands	Twelve Months Ended December 31, 2023				Twelve Months Ended December 31, 2022
	Gabon	Egypt	Canada	Total	Gabon	Egypt	Canada	Total
Oil Sales	294,577	272,613	28,287	595,477	346,780	56,452	7,362	410,594
NGL Sales	—	—	8,440	8,440	—	—	2,276	2,276
Gas Sales	—	—	3,467	3,467	—	—	1,340	1,340
Gross Sales	294,577	272,613	40,194	607,384	346,780	56,452	10,978	414,210

Selling Costs & carried interest	5,301	(995)	—	4,306	5,843	—	—	5,843
Royalties & taxes	(39,532)	(110,569)	(5,821)	(155,922)	(45,848)	(18,742)	(1,137)	(65,727)

Net Revenue	260,346	161,049	34,373	455,768	306,775	37,710	9,841	354,326

Oil Sales MMB (working interest)	3,569	4,055	394	8,018	3,355	818	93	4,266
Average Oil Price Received	$82.54	$67.22	$71.88	$74.27	$103.36	$69.00	$79.59	$96.25
% Change 2023 vs. 2022				-23%
Average Brent Price				$82.49				$100.93
% Change 2023 vs. 2022				-18%

Gas Sales MMCF (working interest)	—	—	1,798	1,798	—	—	335	335
Average Gas Price Received	—	—	$1.93	$1.93	—	—	$4.00	$4.00
% Change 2023 vs. 2022				-52%

NGL Sales MMB (working interest)	—	—	317	317	—	—	63	63
Average Liquids Price Received	—	—	$26.58	$26.58	—	—	$36.13	$36.13

Capital Investments/Balance Sheet

For the twelve months of 2023, net capital expenditures totaled $97.2 million on a cash basis and $72.6 million on an accrual basis. These expenditures were primarily related to costs associated with the development drilling programs in Egypt and Canada.

At the end of the fourth quarter of 2023, VAALCO had an unrestricted cash balance of $121.0 million. VAALCO also has an undrawn reserve based lending ("RBL") facility with $43.75 million of availability to further enhance the Company’s liquidity position. The RBL facility is in its amortization phase.

Working capital at December 31, 2023 was $100.7 million compared with $38.0 million at December 31, 2022, while Adjusted Working Capital(3) at December 31, 2023 totaled $113.8 million. VAALCO continues to work with the Egyptian General Petroleum Corporation on both collections and offsets. In addition, with the completion of drilling in Canada and Egypt, VAALCO expects to see a reduction in its outstanding Accounts Payable and Accruals.

Cash Dividend Policy and Share Buyback Authorization

VAALCO paid a quarterly cash dividend of $0.0625 per share of common stock for the fourth quarter of 2023 on December 21, 2023. VAALCO increased its quarterly per share dividend amount in 2023 and paid out a total $0.25 per share or approximately $27 million in dividends to its shareholders in 2023. On February 26, 2024, the Company announced its next quarterly cash dividend of $0.0625 per share of common stock for the first quarter of 2024 ($0.25 annualized), to be paid on March 28, 2024 to stockholders of record at the close of business on March 8, 2024. Future declarations of quarterly dividends and the establishment of future record and payment dates are subject to approval by the VAALCO Board of Directors.

The Company's share buyback program provides for an aggregate purchase of currently outstanding common stock up to $30 million. Payment for shares repurchased under the program will be funded using the Company's cash on hand and cash flow from operations.

The actual timing, number and value of shares repurchased under the share buyback program will depend on a number of factors, including constraints specified in any Rule 10b5-1 trading plans, price, general business and market conditions, and alternative investment opportunities. Under such a trading plan, the Company’s third-party broker, subject to SEC regulations regarding certain price, market, volume and timing constraints, has authority to purchase the Company’s common stock in accordance with the terms of the plan. The share buyback program does not obligate the Company to acquire any specific number of shares in any period, and may be expanded, extended, modified or discontinued at any time.

In 2023, VAALCO repurchased $23.6 million in shares.

Svenska Acquisition

VAALCO expects to acquire 100% of the share capital of Svenska from Petroswede AB (“Petroswede” or the “Seller”) in the acquisition with an effective date of October 1, 2023. Gross consideration for the Acquisition is $66.5 million, subject to customary closing adjustments, with the net cash payment to be made by VAALCO on closing expected to be approximately $30 to $40 million depending on a number of factors including the timing of closing. The Acquisition is subject to a number of customary closing conditions, including regulatory and government approvals.

Svenska’s primary license interest is a 27.39% non-operated working interest (30.43% paying interest) in the CI-40 license, which includes the producing Baobab field, located in deepwater offshore Cote d’Ivoire. The field is operated by Canadian Natural Resources Limited, which holds a 57.61% working interest in the project, with the national oil company, Petroci Holding, owning the remaining 15% working interest (10% of which is carried by the other license partners). The CI-40 license has an initial term through mid-2028 with the contractual option to extend the license term by 10 years to 2038, subject to certain conditions. Current production from the Baobab field is approximately 4,500 WI BOEPD, with 1P WI CPR reserves at the Effective Date of 13.0 MMBOE (99% oil), and 2P WI CPR reserves of 21.7 MMBOE (97% oil). These reserve figures reflect currently sanctioned development activities; however, CI-40 has a significant growth runway with incremental development potential on the Baobab field, as well as the nearby Kossipo field, expected to provide a material uplift to the reserve and production volumes, supporting long-term production of the asset into the late 2030s. Cumulative gross production from the field has been approximately 150 MMBOE, a portion of the estimated over one billion barrels of oil equivalent volumes initially in place.

CI-40 has a long history of production and significantly de-risked reservoirs. With almost 20 years of production to date, the FPSO is planned to come off station at the start of 2025 for planned maintenance and upgrade work to allow the FPSO to continue to produce through the end of the expected extended field license in 2038. The scope of work for the FPSO upgrade is currently being finalized. Production on Baobab is expected to re-start in 2026 following the FPSO work program. In addition, a fully appraised development drilling program is expected to start in 2026, targeting the significant incremental probable reserve base on the field. VAALCO sees reduced geological risk relating to this drilling program and the joint venture partners have already commenced the ordering of certain long-lead drilling items. Further future drilling phases have not yet been sanctioned, but there is significant incremental potential in both the Baobab field itself, as well as the nearby Kossipo development, which has also been appraised by two wells drilled in 2002 and 2019.

In addition to the CI-40 license in Cote d’Ivoire, Svenska currently owns a 21.05% working interest in the early stage Uge discovery in the OML 145 concession in Nigeria alongside partners ExxonMobil (21.05%), Chevron (21.05%), Oando (21.05%) and NPDC (15.80%). There are minimal commitments on this license interest and no drilling or development is currently planned.

Hedging

The Company continued to proactively hedge a portion of its expected future production to lock in strong cash flow generation to assist in funding its capital and shareholder returns programs.

The following includes hedges remaining in place at March 13,2024:

Settlement Period	Type of Contract	Index	Average Monthly Volumes	Weighted Average Put Price	Weighted Average Call Price
			(Bbls)	(per Bbl)	(per Bbl)
January 2024 - March 2024	Collars	Dated Brent	85,000	$65.00	$97.00
April 2024 - June 2024	Collars	Dated Brent	65,000	$65.00	$100.00
July 2024 - September 2024	Collars	Dated Brent	80,000	$65.00	$92.00

2024 Guidance:

The Company has provided first quarter and full year 2024 guidance. As a reminder, this guidance does not include the recently announced Svenska acquisition and will be updated once the acquisition is finalized. All of the quarterly and annual guidance is detailed in the tables below.

		FY 2024	Gabon	Egypt	Canada
Production (BOEPD)	WI	20800 - 23400	8300 - 9600	9800 - 10600	2700 - 3200
Production (BOEPD)	NRI	16100 - 18300	7200 - 8300	6700 - 7400	2200 - 2600
Sales Volume (BOEPD)	WI	20800 - 23300	8300 - 9500	9800 - 10600	2700 - 3200
Sales Volume (BOEPD)	NRI	16100 - 18300	7200 - 8300	6700 - 7400	2200 - 2600
Production Expense (millions)	WI & NRI	$155.0 - $165.5 MM
Production Expense per BOE	WI	$18.00 - $22.00
Production Expense per BOE	NRI	$25.50 - $31.00
Offshore Workovers (millions)	WI & NRI	$1 - $10 MM
Cash G&A (millions)	WI & NRI	$20.0 - $28.0 MM
CAPEX (millions)	WI & NRI	$70 - $90 MM
DD&A ($/BO)	NRI	$20.00 - $22.00

		Q1 2024	Gabon	Egypt	Canada
Production (BOEPD)	WI	21700 - 22400	9100 - 9300	10200 - 10600	2400 - 2500
Production (BOEPD)	NRI	16800 - 17300	7900 - 8100	7000 - 7200	1900 - 2000
Sales Volume (BOEPD)	WI	16800 - 21800	4200 - 8700	10200 - 10600	2400 - 2500
Sales Volume (BOEPD)	NRI	12600 - 16800	3700 - 7600	7000 - 7200	1900 - 2000
Production Expense (millions)	WI & NRI	$35.5 - $42.5 MM
Production Expense per BOE	WI	$17.00 - $22.50
Production Expense per BOE	NRI	$22.00 - $29.50
Offshore Workovers (millions)	WI & NRI	$0 - $0 MM
Cash G&A (millions)	WI & NRI	$4.0 - $6.5 MM
CAPEX (millions)	WI & NRI	$22 - $28 MM
DD&A ($/BO)	NRI	$20.00 - $22.00

Conference Call

As previously announced, the Company will hold a conference call to discuss its fourth quarter 2023 financial and operating results tomorrow, Thursday, March 14, 2024, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time and 3:00 p.m. London Time). Interested parties may participate by dialing (833) 685-0907. Parties in the United Kingdom may participate toll-free by dialing 08082389064 and other international parties may dial (412) 317-5741. Participants should request to be joined to the “VAALCO Energy Fourth Quarter 2023 Conference Call.” This call will also be webcast on VAALCO’s website at www.vaalco.com. An archived audio replay will be available on VAALCO’s website.

A “Q4 2023 Supplemental Information” investor deck will be posted to VAALCO’s web site prior to its conference call on March 14, 2024 that includes additional financial and operational information.

About VAALCO

VAALCO, founded in 1985 and incorporated under the laws of Delaware, is a Houston, USA based, independent energy company with production, development and exploration assets in Africa and Canada.

VAALCO owns a diverse portfolio of operated production, development and exploration assets across Gabon, Egypt, Equatorial Guinea and Canada.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Barry Archer	VAALCO@buchanan.uk.com

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created by those laws and other applicable laws and “forward-looking information” within the meaning of applicable Canadian securities laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. All statements other than statements of historical fact may be forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “forecast,” “outlook,” “aim,” “target,” “will,” “could,” “should,” “may,” “likely,” “plan” and “probably” or similar words may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this press release include, but are not limited to, statements relating to (i) estimates of future drilling, production, sales and costs of acquiring crude oil, natural gas and natural gas liquids; (ii) the proposed acquisition of Svenska and its terms, timing and closing, including receipt of required regulatory approvals and satisfaction of other closing conditions; (iii) the amount and timing of stock buybacks, if any, under VAALCO’s stock buyback program and VAALCO’s ability to enhance stockholder value through such plan; (iv) expectations regarding future exploration and the development, growth and potential of VAALCO’s operations, project pipeline and investments, and schedule and anticipated benefits to be derived therefrom; (v) expectations regarding future acquisitions, investments or divestitures; (vi) expectations of future dividends, buybacks and other potential returns to stockholders; (vii) expectations of future balance sheet strength; (viii) expectations regarding VAALCO’s ability to effectively integrate assets and properties it may acquire as a result of the acquisition of Svenska into its operations and the benefits of acquiring Svenska.

Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to: the ability to obtain regulatory approvals in connection with the proposed acquisition of Svenska; the amount of any pre-closing dividends permitted by the law applicable to Svenska; the ability to complete the proposed acquisition on the anticipated terms and timetable; the possibility that various closing conditions for the acquisition of Svenska may not be satisfied or waived; risks relating to any unforeseen liabilities of the Svenska; the outcome of any cost audits undertaken by the Cote d’Ivoire government; timing and amounts of any decommissioning or other wind up costs relating to any acquired Nigerian assets; declines in oil or natural gas prices; the level of success in exploration, development and production activities; actions of joint-venture partners risks relating to any unforeseen liabilities of VAALCO; the ability to generate cash flows that, along with cash on hand, will be sufficient to support operations and cash requirements; the impact and costs of compliance with laws and regulations governing oil and gas operations; the risks described under the caption “Risk Factors” in VAALCO’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

2022 Annual Report on Form 10-K filed with the SEC on April 6, 2023.

Dividends beyond the first quarter of 2024 have not yet been approved or declared by the Board. The declaration and payment of future dividends and the terms of share buybacks remains at the discretion of the Board and will be determined based on VAALCO’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, crude oil and natural gas prices, and other factors deemed relevant by the Board. The Board reserves all powers related to the declaration and payment of dividends and the terms of share buybacks. Consequently, in determining the dividend to be declared and paid on VAALCO common stock or the terms of share buybacks, the Board may revise or terminate the payment level or buyback terms at any time without prior notice.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse which is part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR. The person responsible for arranging the release of this announcement on behalf of VAALCO is Matthew Powers, Corporate Secretary of VAALCO.

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Balance Sheets

	As of December 31, 2023	As of December 31, 2022
ASSETS	(in thousands)
Current assets:
Cash and cash equivalents	$121,001	$37,205
Restricted cash	114	222
Receivables:
Trade, net of allowance for credit losses of $0.5 and $0.0 million, respectively	42,150	52,147
Accounts with joint venture owners, net of allowance for credit losses of $0.8 and $0.3 million, respectively	1,814	15,830
Foreign income taxes receivable	—	2,769
Egypt receivables and other, net of allowance for credit losses of $4.6 and $0.0 million, respectively	48,680	68,519
Crude oil inventory	1,948	3,335
Prepayments and other	12,434	20,070
Total current assets	228,141	200,097

Crude oil, natural gas and NGLs properties and equipment, net	459,786	495,272
Other noncurrent assets:
Restricted cash	1,795	1,763
Value added tax and other receivables, net of allowance of $0.0 million and $8.4 million, respectively	4,214	7,150
Right of use operating lease assets	2,378	2,777
Right of use finance lease assets	89,962	90,698
Deferred tax assets	29,242	35,432
Abandonment funding	6,268	20,586
Other long-term assets	1,430	1,866
Total assets	$823,216	$855,641
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$22,152	$59,886
Accounts with joint venture owners	5,990	—
Accrued liabilities and other	66,924	91,392
Operating lease liabilities - current portion	2,396	2,314
Finance lease liabilities - current portion	10,079	7,811
Foreign income taxes payable	19,261	—
Current liabilities - discontinued operations	673	687
Total current liabilities	127,475	162,090
Asset retirement obligations	47,343	41,695
Operating lease liabilities - net of current portion	33	686
Finance lease liabilities - net of current portion	78,293	78,248
Deferred tax liabilities	73,581	81,223
Other long-term liabilities	17,709	25,594
Total liabilities	344,434	389,536
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $25 par value; 500,000 shares authorized, none issued	—	—
Common stock, $0.10 par value; 160,000,000 shares authorized, 121,397,553 and 119,482,680 shares issued, 104,346,233 and 107,852,857 shares outstanding, respectively	12,140	11,948
Additional paid-in capital	357,498	353,606
Accumulated other comprehensive income	2,880	1,179
Less treasury stock, 17,051,320 and 11,629,823 shares, respectively, at cost	(71,222)	(47,652)
Retained earnings	177,486	147,024
Total shareholders' equity	478,782	466,105
Total liabilities and shareholders' equity	$823,216	$855,641

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Operations (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2023	December 31, 2022	September 30, 2023	December 31, 2023	December 31, 2022
	(in thousands except per share amounts)
Revenues:
Crude oil, natural gas and natural gas liquids sales	$149,154	$96,588	$116,269	$455,066	$354,326
Operating costs and expenses:
Production expense	46,397	45,514	39,956	153,157	112,661
FPSO demobilization and other costs	1,837	-	—	7,484	8,867
Exploration expense	706	8	1,194	1,965	258
Depreciation, depletion and amortization	20,344	26,316	32,538	115,302	48,143
General and administrative expense	7,005	(430)	6,216	23,840	10,077
Credit (recovery) losses and other	(7,343)	999	822	(4,906)	3,082
Total operating costs and expenses	68,946	72,407	80,726	296,842	183,088
Other operating income (expense), net	731	43	5	433	38
Operating income	80,939	24,224	35,548	158,657	171,276
Other income (expense):
Derivative instruments gain (loss), net	2,500	(290)	(2,320)	232	(37,812)
Interest income (expense), net	(1,077)	(1,679)	(1,426)	(6,452)	(2,034)
Other income (expense), net	(797)	2,466	183	(2,291)	(8,048)
Total other income (expense), net	626	497	(3,563)	(8,511)	(47,894)
Income from continuing operations before income taxes	81,565	24,721	31,985	150,146	123,382
Income tax expense (benefit)	37,574	6,953	25,844	89,777	71,420
Income from continuing operations	43,991	17,768	6,141	60,369	51,962
Loss from discontinued operations, net of tax	—	(14)	-	(15)	(72)
Net income	$43,991	$17,754	$6,141	$60,354	$51,890
Other comprehensive income (loss)
Currency translation adjustments	2,036	—	(2,216)	1,701	1,179
Comprehensive income	$46,027	$17,754	$3,925	$62,055	$53,069

Basic net income (loss) per share:
Income (loss) from continuing operations	$0.41	$0.17	$0.06	$0.56	$0.74
Loss from discontinued operations, net of tax	—	—	—	—	—
Net income (loss) per share	$0.41	$0.17	$0.06	$0.56	$0.74
Basic weighted average shares outstanding	104,893	101,227	106,289	106,376	69,568
Diluted net income (loss) per share:
Income (loss) from continuing operations	$0.41	$0.17	$0.06	$0.56	$0.73
Loss from discontinued operations, net of tax	—	—	—	—	—
Net income (loss) per share	$0.41	$0.17	$0.06	$0.56	$0.73
Diluted weighted average shares outstanding	105,020	101,578	106,433	106,555	69,982

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

	Twelve Months Ended December 31,
	2023	2022
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$60,354	$51,890
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations, net of tax	15	72
Depreciation, depletion and amortization	115,302	48,143
Bargain purchase gain	1,412	(10,819)
Exploration Expense	1,841	—
Deferred taxes	(2,864)	44,805
Unrealized foreign exchange loss	52	(1,043)
Stock-based compensation	3,323	2,200
Cash settlements paid on exercised stock appreciation rights	(378)	(827)
Derivative instruments (gain) loss, net	(232)	37,812
Cash settlements paid on matured derivative contracts, net	(127)	(42,935)
Cash settlements paid on asset retirement obligations	(6,747)	(6,577)
Credit loss recovery, net of expense	7,543	3,082
Other operating loss, net	55	(38)
Operational expenses associated with equipment and other	3,196	2,052
Change in operating assets and liabilities:
Trade receivables	9,461	18,385
Accounts with joint venture owners	19,571	(18,929)
Other receivables	12,064	(9,290)
Crude oil inventory	1,387	(1,742)
Prepayments and other	4,743	(4,387)
Value added tax and other receivables	2,427	(5,193)
Other long-term assets	3,830	(2,730)
Accounts payable	(28,102)	23,920
Foreign income taxes receivable/(payable)	22,030	(5,897)
Accrued liabilities and other	(6,544)	6,964
Net cash provided by (used in) continuing operating activities	223,612	128,918
Net cash used in discontinued operating activities	(15)	(72)
Net cash provided by (used in) operating activities	223,597	128,846
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment expenditures	(97,223)	(159,897)
Cash acquired from TransGlobe acquisition	—	36,686
Net cash provided by (used in) continuing investing activities	(97,223)	(123,211)
Net cash used in discontinued investing activities	—	—
Net cash provided by (used in) investing activities	(97,223)	(123,211)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	673	312
Dividend distribution	(26,772)	(9,354)
Treasury shares	(23,570)	(3,805)
Deferred financing costs	—	(2,069)
Payments of finance lease	(7,150)	(3,039)
Net cash provided by (used in) in continuing financing activities	(56,819)	(17,955)
Net cash used in discontinued financing activities	—	—
Net cash provided by (used in) in financing activities	(56,819)	(17,955)
Effects of exchange rate changes on cash	(153)	(218)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	69,402	(12,538)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	59,776	72,314
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$129,178	$59,776

VAALCO ENERGY, INC AND SUBSIDIARIES

Selected Financial and Operating Statistics

(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2023	December 31, 2022	September 30, 2023	December 31, 2023	December 31, 2022
NRI SALES DATA
Crude oil, natural gas and natural gas liquids sales (MBOE)	1,994	1,371	1,812	6,832	3,677

WI PRODUCTION DATA
Etame Crude oil (MBbl)	887	650	911	3,674	3,415
Egypt Crude oil (MBbl)	1,024	818	1,076	4,055	818
Canada Crude Oil (MBbl)	77	93	101	394	93
Canada Natural Gas (Mcf)	471	335	470	1,798	335
Canada Natural Gas Liquid (Mbbl)	81	63	82	317	63
Canada Crude oil, natural gas and natural gas liquids (MBOE)	236	211	261	1,011	211
Total Crude oil, natural gas and natural gas liquids production (MBOE)	2,146	1,680	2,248	8,740	4,445

Gabon Average daily production volumes (BOEPD)	9,641	7,065	9,901	10,066	9,356
Egypt Average daily production volumes (BOEPD)	11,126	8,893	11,691	11,111	2,241
Canada Average daily production volumes (BOEPD)	2,563	2,293	2,835	2,769	578
Average daily production volumes (BOEPD)	23,330	18,262	24,430	23,946	12,177

NRI PRODUCTION DATA
Etame Crude oil (MBbl)	772	566	792	3,196	2,971
Egypt Crude oil (MBbl)	697	547	732	2,771	547
Canada Crude Oil (MBbl)	63	93	81	335.51	93
Canada Natural Gas (Mcf)	384	335	376	1,532.74	335
Canada Natural Gas Liquid (Mbbl)	66	63	66	270.69	63
Canada Crude oil, natural gas and natural gas liquids (MBOE)	193	211	210	862	211
Total Crude oil, natural gas and natural gas liquids production (MBOE)	1,662	1,324	1,734	6,829	3,729

Gabon Average daily production volumes (BOEPD)	8,391	6,152	8,609	8,756	8,140
Egypt Average daily production volumes (BOEPD)	7,576	5,946	7,957	7,593	1,499
Canada Average daily production volumes (BOEPD)	2,098	2,293	2,279	2,361	578
Average daily production volumes (BOEPD)	18,065	14,390	18,844	18,710	10,217

AVERAGE SALES PRICES:
Crude oil, natural gas and natural gas liquids sales (per BOE) - WI basis	$73.98	$72.01	$70.78	$69.30	$94.47

Crude oil, natural gas and natural gas liquids sales (per BOE) - NRI basis	$73.96	$70.43	$63.41	$65.83	$94.77
Crude oil, natural gas and natural gas liquids sales (Per BOE including realized commodity derivatives)	$73.89	$70.24	$63.38	$65.81	$83.10

COSTS AND EXPENSES (Per BOE of sales):
Production expense	$23.27	$33.19	$22.05	$22.42	$30.64
Production expense, excluding offshore workovers and stock compensation*	23.25	29.73	22.04	22.59	29.33
Depreciation, depletion and amortization	10.20	19.19	17.96	16.88	13.09
General and administrative expense**	3.51	(0.31)	3.43	3.49	2.74
Property and equipment expenditures, cash basis (in thousands)	$42,391	$56,044	$22,533	$97,223	$159,897

*Offshore workover costs excluded from the three months ended December 31, 2023 and 2022 and September 30, 2023 are $0.0 million, $4.7 million and $0.0 million, respectively.

*Stock compensation associated with production expense excluded from the three months ended December 31, 2023 and 2022 and September 30, 2023 are $0.9 million, $(0.1) million and $1.0 million, respectively..

**General and administrative expenses include $0.50 , $0.57 and $0.57 per barrel of oil related to stock-based compensation expense in the three months ended December 31, 2023 and 2022 and September 30, 2023, respectively.

NON-GAAP FINANCIAL MEASURES

Management uses Adjusted Net Income to evaluate operating and financial performance and believes the measure is useful to investors because it eliminates the impact of certain non-cash and/or other items that management does not consider to be indicative of the Company’s performance from period to period. Management also believes this non-GAAP measure is useful to investors to evaluate and compare the Company’s operating and financial performance across periods, as well as facilitating comparisons to others in the Company’s industry. Adjusted Net Income is a non-GAAP financial measure and as used herein represents net income before discontinued operations, impairment of proved crude oil and natural gas properties, deferred income tax expense, unrealized commodity derivative loss, gain on the Sasol Acquisition and non-cash and other items.

Adjusted EBITDAX is a supplemental non-GAAP financial measure used by VAALCO’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry, as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before discontinued operations, interest income net, income tax expense, depletion, depreciation and amortization, exploration expense, impairment of proved crude oil and natural gas properties, non-cash and other items including stock compensation expense, gain on the Sasol Acquisition and unrealized commodity derivative loss.

Management uses Adjusted Working Capital as a transition tool to assess the working capital position of the Company’s continuing operations excluding leasing obligations because it eliminates the impact of discontinued operations as well as the impact of lease liabilities. Under the lease accounting standards, lease liabilities related to assets used in joint operations include both the Company’s share of expenditures as well as the share of lease expenditures which its non-operator joint venture owners’ will be obligated to pay under joint operating agreements. Adjusted Working Capital is a non-GAAP financial measure and as used herein represents working capital excluding working capital attributable to discontinued operations and current liabilities associated with lease obligations.

Management uses Free Cash Flow to evaluate financial performance and to determine the total amount of cash over a specified period available to be used in connection with returning cash to shareholders, and believes the measure is useful to investors because it provides the total amount of net cash available for returning cash to shareholders by adding cash generated from operating activities, subtracting amounts used in financing and investing activities, and adding back amounts used for dividend payments and stock repurchases. Free Cash Flow is a non-GAAP financial measure and as used herein represents net change in cash, cash equivalents and restricted cash and adds the amounts paid under dividend distributions and share repurchases over a specified period.

Free Cash Flow has significant limitations, including that it does not represent residual cash flows available for discretionary purposes and should not be used as a substitute for cash flow measures prepared in accordance with GAAP. Free Cash Flow should not be considered as a substitute for cashflows from operating activities before discontinued operations or any other liquidity measure presented in accordance with GAAP. Free Cash Flow may vary among other companies. Therefore, the Company’s Free Cash Flow may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDAX and Adjusted Net Income have significant limitations, including that they do not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX, Adjusted Net Income, Adjusted Working Capital and Free Cash Flow should not be considered as substitutes for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX and Adjusted Net Income exclude some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX, Adjusted Net Income, Adjusted Working Capital and Free Cash Flow may not be comparable to similarly titled measures used by other companies.

PV-10 Value and Probable Reserves

PV-10 is a non-GAAP financial measure and represents the period-end present value of estimated future cash inflows from VAALCO’s reserves, less future development and production costs, discounted at 10% per annum to reflect timing of future cash flows. PV-10 values for 2P WI CPR reserves have been calculated using VAALCO’s management assumptions for timing, escalated crude oil price and cost in the case of 2P WI CPR reserves. PV-10 generally differs from standardized measure, the most directly comparable GAAP financial measure, because it generally does not include the effects of income taxes; however, VAALCO’s PV-10 does include the effect of income taxes. PV-10 is a widely used measure within the industry and is commonly used by securities analysts, banks and credit rating agencies to evaluate the estimated future net cash flows from proved reserves on a comparative basis across companies or specific properties. VAALCO’s PV-10 includes the effect of income taxes. Neither PV-10 nor the standardized measure purports to represent the fair value of the Company’s crude oil and natural gas reserves.

VAALCO has provided summations of its PV-10 for its proved and probable reserves on a 2P WI CPR basis in this press release. The SEC strictly prohibits companies from aggregating proved, probable and possible reserves in filings with the SEC due to the different levels of certainty associated with each reserve category. GAAP does not provide a measure of estimated future net cash flows for reserves other than proved reserves and accordingly it is not practicable to reconcile the PV-10 value of 2P WI CPR reserves to a GAAP measure, such as the standardized measure. Investors should be cautioned that estimates of PV-10 of probable reserves, as well as the underlying volumetric estimates, are inherently more uncertain of being recovered and realized than comparable measures for proved reserves. Further, because estimates of probable reserve volumes have not been adjusted for risk due to this uncertainty of recovery, their summation may be of limited use. Nonetheless, VAALCO believes that PV-10 estimates for probable reserves present useful information for investors about the future net cash flows of its reserves in the absence of a comparable GAAP measure such as standardized measure.

2P WI CPR Reserves

2P WI CPR reserves represent proved plus probable estimates as reported by NSAI and GLJ and prepared in accordance with the definitions and guidelines set forth in the 2018 Petroleum Resources Management Systems approved by the Society of Petroleum Engineers as of December 31, 2021 using escalated crude oil price and cost assumptions made by VAALCO’s management. The SEC definitions of proved and probable reserves are different from the definitions contained in the 2018 Petroleum Resources Management Systems approved by the Society of Petroleum Engineers as of December 31, 2021. As a result, 2P WI CPR reserves may not be comparable to United States standards. The SEC requires United States oil and gas reporting companies, in their filings with the SEC, to disclose only proved reserves after the deduction of royalties and production due to others but permits the optional disclosure of probable and possible reserves in accordance with SEC definitions.

2P WI CPR reserves and the PV-10 value for 2P WI CPR reserves, as calculated herein, may differ from the SEC definitions of proved and probable reserves because:

●         Pricing for SEC is the average closing price on the first trading day of each month for the prior year which is then held flat in the future, while the 2P WI CPR pricing is based on management pricing assumptions for future Brent oil pricing for 2023 of $80.00 and $70.00 in 2024, escalated 2% per year thereafter and for Equatorial Guinea, given the expectation of first oil beginning in 2026, Brent oil pricing of $74.27 was assumed for 2026, escalated 2% per year thereafter;

●         Lease operating expenses are not escalated in the SEC case, while for the 2P WI CPR reserves case they are escalated at 2% annually beginning on January 1, 2023.

For the 2P WI CPR reserves for Svenska, such reserves may differ from the SEC definitions of proved and probable reserves because:

●

Pricing for SEC is the average closing price on the first trading day of each month for the prior year which is then held flat in the future, while the 1P and 2P WI CPR pricing is based on pricing assumptions for future Brent oil pricing for 2023 of $84.5 and up to 2030 the Brent Oil price follows the average of four available forecasts and assumes flat real thereafter.  Oil price is escalated 2% per year;

●	Lease operating expenses are typically not escalated under the SEC’s rules, while for the WI CPR reserves estimates, they are escalated at 2% annually beginning in 2024.

Additionally, (i) the reserves estimates for Svenska were prepared by Petroleum Development Consultants Limited and prepared in accordance with the definitions and guidelines set forth in the 2018 Petroleum Resources Management Systems approved by the Society of Petroleum Engineers and (ii) are as of October 1, 2023.

Management uses 2P WI CPR reserves as a measurement of operating performance because it assists management in strategic planning, budgeting and economic evaluations and in comparing the operating performance of the Company to other companies. Management believes that the presentation of 2P WI CPR reserves is useful to its international investors, particularly those that invest in companies trading on the London Stock Exchange, in order to better compare the Company’s reserve information to other London Stock Exchange-traded companies that report similar measures. VAALCO also believes that this information enhances its investors’ and securities analysts’ understanding of its business. However, 2P WI CPR reserves should not be used as a substitute for proved reserves calculated in accordance with the definitions prescribed by the SEC. In evaluating VAALCO’s business, investors should rely on the Company’s SEC proved reserves and consider 2P WI CPR reserves only supplementally.

The tables below reconcile the most directly comparable GAAP financial measures to Adjusted Net Income, Adjusted EBITDAX, Adjusted Working Capital and Free Cash Flow.

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Financial Measures

(Unaudited)

(in thousands)

	Three Months Ended			Twelve Months Ended
Reconciliation of Net Income to Adjusted Net Income	December 31, 2023	December 31, 2022	September 30, 2023	December 31, 2023	December 31, 2022
Net income	$43,991	$17,754	$6,141	$60,354	$51,890
Adjustment for discrete items:
Discontinued operations, net of tax	—	14	—	15	72
Dry Hole Costs	—	—	—	—	—
Unrealized derivative instruments loss (gain)	(2,565)	38	2,321	(359)	(5,123)
(Gain) /adjustment of acquisition price, net	—	(10,817)	—	1,412	(10,817)
Arrangement Costs	—	7,006	—	—	14,630
FPSO demobilization	1,837	—	—	7,484	8,867
Deferred income tax expense (benefit)	(3,538)	5,266	(985)	(2,865)	44,805
Other operating (income) expense, net	(731)	(43)	(5)	(433)	(38)
Adjusted Net Income	$38,994	$19,218	$7,472	$65,608	$104,286

Diluted Adjusted Net Income per Share	$0.37	$0.19	$0.07	$0.62	$1.49
Diluted weighted average shares outstanding (1)	105,020	101,578	106,433	106,555	69,982

(1) No adjustments to weighted average shares outstanding

	Three Months Ended			Twelve Months Ended
Reconciliation of Net Income to Adjusted EBITDAX	December 31, 2023	December 31, 2022	September 30, 2023	December 31, 2023	December 31, 2022
Net income	$43,991	$17,754	$6,141	$60,354	$51,890
Add back:
Impact of discontinued operations	-	14	-	15	72
Interest expense (income), net	1,077	1,679	1,426	6,452	2,034
Income tax expense (benefit)	37,574	6,953	25,844	89,777	71,420
Depreciation, depletion and amortization	20,344	26,316	32,538	115,302	48,143
Exploration expense	706	8	1,194	1,965	258
FPSO demobilization	1,837	—	—	7,484	8,867
Non-cash or unusual items:
Stock-based compensation	991	(100)	1,078	3,323	2,200
Unrealized derivative instruments loss (gain)	(2,565)	38	2,321	(359)	(5,123)
(Gain) /adjustment of acquisition price, net	—	(10,817)	—	1,412	(10,817)
Arrangement Costs	—	7,006	—	—	14,630
Other operating (income) expense, net	(731)	(43)	(5)	(433)	(38)
Credit losses and other	(7,343)	999	822	(4,906)	3,082
Adjusted EBITDAX	$95,881	$49,807	$71,359	$280,386	$186,618

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Financial Measures

(Unaudited)

(in thousands)

Reconciliation of Working Capital to Adjusted Working Capital	As of December 31, 2023	As of December 31, 2022	Change
Current assets	$228,141	$200,097	$28,044
Current liabilities	(127,475)	(162,090)	34,615
Working capital	100,666	38,007	62,659
Add: lease liabilities - current portion	12,475	10,125	2,350
Add: current liabilities - discontinued operations	673	687	(14)
Adjusted Working Capital	$113,814	$48,819	$64,995

Twelve Months Ended December 31, 2023
Reconciliation of Free Cash Flow
Net cash provided by Operating activities	$223,597
Net cash used in Investing activities	(97,223)
Net cash used in Financing activities	(56,819)
Effects of exchange rate changes on cash	(153)
Total net cash change	69,402

Add back shareholder cash out:
Dividends paid	26,772
Stock buyback	23,570
Total cash returned to shareholders	50,342

Free Cash Flow	$119,744

Percent of Free Cash Flow returned to shareholders	42%